Exhibit 10.2

Wells Fargo Bank, National Association 1800 Century Park East, 12th Floor Los Angeles, CA 90067

Wells Fargo Securities, LLC

550 S. Tryon Street, 6th Floor

Charlotte, NC 28202

CONFIDENTIAL

December 6, 2014

Hudson Pacific Properties, Inc.

Hudson Pacific Properties, L.P.

11601 Wilshire Blvd., Ste 600

Los Angeles, California 90025-0317

Attention: Mark T. Lammas

Re:	Project Redwood Backstop Commitment Letter
$450.0 Million Senior Unsecured Backstop Facility

Ladies and Gentlemen:

Hudson Pacific Properties, Inc. (the “Parent” or “you”) has advised Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, the “Commitment Parties” or “we” or “us”) that Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”; together with Parent and the other Guarantors (as defined in the Backstop Facility Term Sheet), collectively, the “Loan Parties”)) intends to acquire (the “Acquisition”), either directly or indirectly through one or more newly formed subsidiaries, a portfolio of real estate assets known as the “The Redwood Portfolio” (the “Portfolio”) from the Sellers (as defined on Annex B hereto) pursuant to the Purchase Agreement (as defined on Annex B hereto).

You have advised us that the total funds needed to (a) fund the purchase price for the Acquisition, (b) solely in the event that the Existing Credit Agreement Consent (as defined below) is not obtained prior to the Closing Date (as defined below), refinance existing indebtedness of the Borrower and its subsidiaries outstanding under the Existing Credit Agreement (as defined in the Backstop Facility Term Sheet), (c) pay fees, commissions and expenses in connection with the Transactions (as defined below) and (d) finance ongoing working capital requirements and other general corporate purposes, will consist of:

(i) a senior unsecured bridge term loan of up to $1.75 billion to the Borrower (the “Bridge Facility”) on the terms and conditions set forth in that separate Commitment Letter, dated as of the date hereof (the “Bridge Facility Commitment Letter”), among the Parent, the Borrower, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA;

(ii) solely in the event that the Borrower is unable to obtain consent (the “Existing Credit Agreement Consent”) from the requisite lenders under the Amended and Restated Credit Agreement, dated as of September 23, 2014, by and among the Borrower, the lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and an Issuing Bank, and the other agents parties thereto (as amended or otherwise modified from time to time, the “Existing Credit Agreement”), a senior unsecured backstop facility of up to $450.0 million (the “Backstop Facility”), all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Backstop Facility Term Sheet”); and

(iii) the issuance by the Parent and the Borrower of a combination of common equity interests of the Parent and common partnership units of the Borrower (collectively, the “Equity Consideration”) in an amount such that, after giving effect to the Transactions, the Sellers will own, directly or indirectly, less than fifty percent (50%) of the aggregate equity interest in the Parent and its subsidiaries, all on the terms and conditions set forth in the Purchase Agreement.

As used herein, the term “Transactions” means, collectively, the Acquisition, the borrowing under the Backstop Facility on the Closing Date, the entry into the Bridge Facility and the borrowings thereunder on the Closing Date, the issuance of the Equity Consideration, and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Backstop Facility Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Backstop Facility Commitment Letter”. The date on which the Backstop Facility is closed is referred to as the “Closing Date”. Except as the context otherwise requires, references to the “Parent and its subsidiaries” or the “Borrower and its subsidiaries” will include the Portfolio after giving effect to the Acquisition.

1. Commitment. Upon the terms and subject solely to the conditions set forth in the Conditions Annex, Wells Fargo Bank, acting alone or through or with affiliates selected by it, is pleased to advise you of its commitment to provide to the Borrower one hundred percent (100%) of the principal amount of the Facility (the “Commitment”).

2. Titles and Roles. Wells Fargo Securities, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) in arranging and syndicating the Backstop Facility. Wells Fargo Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Backstop Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Backstop Facility Commitment Letter and the fee letter dated as of the date hereof, among the Commitment Parties and you (the “Backstop Facility Fee Letter”) unless you and we shall agree in writing; provided that the Lead Arranger shall have the right, in consultation with you, to award titles to other co-agents, arrangers or bookrunners who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of the Backstop Facility. It being further agreed that (x) each of the parties hereto shall execute a revised version of this Backstop Facility Commitment Letter or an amendment or joinder hereto in customary form to reflect the commitment or commitments of any such institution (or its affiliate), (y) no other agent, co-agent, arranger or bookrunner (other than the Lead Arranger) will have rights in respect of the management of the syndication of the Backstop Facility and (z) Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Backstop Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Backstop Facility.

3. Conditions to Commitment. The Commitment and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex.

Notwithstanding anything in this Backstop Facility Commitment Letter, the Backstop Facility Fee Letter or the Loan Documents (as defined in the Backstop Facility Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Portfolio, the Parent, the Borrower and their respective subsidiaries and their respective businesses, the accuracy of which shall be a condition to the availability of the Backstop Facility on the Closing Date, shall be (i) such of the representations made in the Purchase Agreement by the Sellers or their subsidiaries or affiliates or with respect to the Portfolio, in the case of such representations to the extent they are material to the interests of the Lenders referred to below, but only to the extent that you or your affiliates, have the right to terminate your obligations under the Purchase Agreement or otherwise decline to close the Acquisition as a result of a breach of any such representations or any such representations not being accurate (those representations specified in clause (i), the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (defined below) and (b) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Backstop Facility on the Closing Date if the conditions set forth in or referred to in the Conditions Annex are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Backstop Facility Term Sheet (as incorporated therein by reference to the Existing Credit Agreement (as defined in the Backstop Facility Term Sheet)) relating to corporate existence of the Loan Parties and good standing of the Loan Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Loan Parties entering into and performance of the Loan Documents; no conflicts with or consents under the Loan Parties’ organizational documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (in the manner consistent with Annex C hereto); use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; FCPA. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

Each of the parties hereto agrees that this Backstop Facility Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Backstop Facility Commitment Letter, it being understood and agreed that the commitments provided hereunder and the funding of the Backstop Facility on the Closing Date are subject solely to the conditions precedent set forth in the Conditions Annex, subject in each case to the Limited Conditionality Provision. The parties hereto agree to use good faith efforts to negotiate and finalize the Loan Documents reasonably in advance of the anticipated Closing Date.

4. Syndication.

(a) The Lead Arranger reserves the right, both prior to and after the Closing Date, to secure commitments for the Backstop Facility from a syndicate of banks, financial institutions and other entities in consultation with you (such banks, financial institutions and other entities committing to the Backstop Facility, including Wells Fargo Bank, the “Lenders”) upon the terms and subject to the conditions set forth in this Backstop Facility Commitment Letter. To assist us in our syndication efforts, until the earliest of (x) the termination of the syndication of the Backstop Facility as determined by the Lead Arranger, and (y) 60 days after the Closing Date, you agree that you will, and will cause your representatives and advisors to, (i) provide promptly (and use commercially reasonable efforts to cause the Sellers (subject to the terms of the Purchase Agreement) to provide) to the Commitment Parties and the other Lenders upon request all information in our possession or control reasonably deemed necessary by the Lead Arranger to assist the Lead Arranger and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management available to prospective Lenders on reasonable prior notice, for a reasonable number of meetings and at reasonable times and places, (iii) host, with the Lead Arranger, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of one or more confidential information memoranda and other marketing materials in form and substance reasonably satisfactory to the Lead Arranger to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Parent, the Borrower and their respective subsidiaries, and (vi) your ensuring that there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries, being offered, placed or arranged (other than the Bridge Facility, the Backstop Facility, any refinancing or upsizing of the Existing Credit Agreement or any other financing that is part of, or in lieu of, the financing contemplated for the Transactions) without the written consent of the Lead Arranger.

(b) The Lead Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Backstop Facility (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. The Lead Arranger will have sole discretion with respect to the allocation and distribution of fees among the Lenders. Notwithstanding the Lead Arranger’s right to syndicate the Backstop Facility and receive commitments with respect thereto, except as provided in the next succeeding sentence or otherwise agreed to by you, (i) Wells Fargo Bank shall not be relieved or released from its obligations hereunder (including its obligation to fund the Backstop Facility on the Closing Date) in connection with any syndication, assignment or participation in the Backstop Facility, including its Commitment, until the funding under the Backstop Facility on the Closing Date has occurred, (ii) no assignment by Wells Fargo Bank shall become effective with respect to all or any portion of the Commitment until the funding of the Backstop Facility and (iii) unless you and we agree in writing, Wells Fargo Bank will retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Backstop Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with the syndication efforts as set forth herein, (a) it is understood that the Commitment hereunder is not conditioned upon your compliance with the foregoing or the syndication of, or receipt of commitments in respect of, the Backstop Facility and in no event shall the successful completion of the syndication of the Backstop Facility constitute a condition to the availability of the Backstop Facility on the Closing Date and (b) we agree that prior to the Closing Date and the funding of the Backstop Facility, we will not be released from our commitment hereunder in connection with any such syndication or assignment to any Lender unless (A) such assignment is made to a Lender that is reasonably acceptable to you (it being understood that each of the Lenders identified in writing by us to you as of the date hereof are acceptable to you) (each such Lender, an “Approved Lender”) and such Approved Lender has entered into an amendment or joinder with respect to this Backstop Facility Commitment Letter committing to provide a portion of the Backstop Facility (in which case our Commitment hereunder shall be reduced ratably at such time by an amount equal to the portion of the Commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable Loan Documents and funded the portion of the Backstop Facility required to be funded by it on the Closing Date.

5. Information.

(a) You represent, warrant and covenant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Portfolio, the Parent, the Borrower and their respective subsidiaries and the Transactions that has been or will be made available to the Commitment

Parties or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) all financial projections concerning the Portfolio, the Parent, the Borrower and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties, it being understood that such Projections are not to be viewed as facts and that actual results may vary materially from the Projections, and no assurances can be given that the projected results will be realized. You agree that if, at any time, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. Solely as they relate to matters with respect to the Portfolio the foregoing representations, as to periods prior to the Closing Date, are made to your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Sellers, or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness), the Portfolio and the transactions contemplated hereby.

(b) You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Parent, the Borrower, the Sellers or their subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arranger, (A) you will assist, and cause your affiliates, advisors to assist, the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Backstop Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), and (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Backstop Facility, (y) financial information regarding the Parent and its subsidiaries (other than the Projections) and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Backstop Facility Term Sheet and the Loan Documents. If you advise us in writing (including by email) that any of the foregoing items (other than the Loan Documents) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any

Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.

6. Indemnification. You agree to indemnify and hold harmless the Commitment Parties their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) for, from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including reasonable legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the Transactions or any related transaction contemplated thereby (including, without limitation, the execution and delivery of this Backstop Facility Commitment Letter and the Loan Documents and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Backstop Facility, and will reimburse each Indemnified Party for all out-of-pocket expenses (including attorneys’ fees, expenses and charges) (collectively, “Losses”) within 10 business days of demand therefor. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s own gross negligence or willful misconduct or (ii) a material breach of the funding obligations of such Indemnified Party under this Commitment Letter. Notwithstanding anything to the contrary contained herein or in the Backstop Facility Term Sheet, you shall in no event be required to indemnify or reimburse any Indemnified Party for any Losses to the extent resulting primarily from (1) the gross negligence, bad faith or willful misconduct of such Indemnified Party (or any of its controlled affiliates and controlling persons and its and their respective officers, directors, employees, agents, advisors and other representatives of such Indemnified Party (collectively, “related persons”), or a material breach of the funding obligations of such Indemnified Party under this Backstop Facility Commitment Letter, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment, or (2) disputes solely among Indemnified Parties (or their related persons) that do not involve or arise from an act or omission by you or your affiliate or any claims against any Indemnified Party in its capacity or in fulfilling its role as an agent or arranger. No Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Backstop Facility Commitment Letter, the Backstop Facility Fee Letter, the Loan Documents or any other element of the Transactions. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

7. Expenses. In addition to your obligations set forth in section 6 above, but only to the extent required by and subject in all respects to the Backstop Facility Fee Letter, you agree to reimburse each of the Commitment Parties, within 10 business days of demand therefor, for all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties (including, but not limited to, the reasonable fees, disbursements and other charges of Jones Day, as counsel to the Lead Arranger and the Administrative Agent), including, without limitation, reasonable legal fees and expenses, due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak and communication costs, incurred in connection with the syndication and execution of the Backstop Facility and the preparation, review, negotiation, execution, delivery and enforcement of this Backstop Facility Commitment Letter, the Backstop Facility Fee Letter, the Loan Documents regardless of whether the Closing Date occurs.

8. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Backstop Facility Fee Letter on the terms and subject to the conditions set forth therein.

9. Confidentiality.

(a) This Backstop Facility Commitment Letter and the Backstop Facility Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors for the purpose of evaluating, negotiating or entering into the Transactions who have been advised of their obligation to maintain the confidentiality of the Commitment Documents, (ii) as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Sellers in connection with their consideration of the Acquisition (provided that any information relating to pricing, fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) this Backstop Facility Commitment Letter, but not the Backstop Facility Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (v) the Backstop Facility Term Sheet to any ratings agency in connection with the Transactions, (vi) the Backstop Facility Term Sheet (or the terms set forth therein) in any offering memoranda relating to any issuance and sale by the Borrower of unsecured notes in a public offering or in a Rule 144A or other private placement; (vii) as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Acquisition and the other transactions contemplated thereby to the extent customary or required in any public release or filing relating to the Acquisition and the other transactions contemplated thereby, and (viii) with our prior written consent. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Backstop Facility (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you or your respective representatives relating to the Backstop Facility or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made.

(b) The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (including without limitation in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, and the Commitment Parties’ and their affiliates’ employees, officers, directors, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing any defense available under state and federal securities laws including without limitation a “due diligence” defense, (vi) to the extent that such information is or was received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material) or (ix) with our prior written consent. Notwithstanding anything to the contrary, this paragraph shall cease to apply on the earlier of the Closing Date (in which case the confidentiality obligations set forth in this paragraph shall be superseded by the provisions of the Loan Documents in accordance with section 12 of this Backstop Facility Commitment Letter) and one year following the date on which this Backstop Facility Commitment Letter has been accepted by you.

(c) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Loan Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

10. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Sellers or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Sellers or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Backstop Facility and any related arranging or other services contemplated in this Backstop Facility Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Borrower, the Sellers or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Sellers or their affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

11. Acceptance/Expiration of Commitments.

(a) This Backstop Facility Commitment Letter and the Commitment of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time) on December 8, 2014 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Backstop Facility Commitment Letter and the Backstop Facility Fee Letter shall have been delivered to Wells Fargo Bank by such time to the attention of J. Derek Evans, Senior Vice President, 1800 Century Park East, 12th Floor, Los Angeles, CA 90067; email: evansdj@wellsfargo.com; telephone: (310) 789-8931.

(b) In the event this Backstop Facility Commitment Letter is accepted by you as provided above, the Commitment and agreements of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein will automatically terminate (the date of such termination, the “Commitment Termination Date”) without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Backstop Facility), (ii) termination of the Purchase Agreement, (iii) the “Outside Date” (including as may be extended pursuant to the terms of the Purchase Agreement (as defined in the Purchase Agreement), (iv) receipt of the Existing Credit Agreement Consent and (v) 5:00 p.m. (Eastern Time) on the 210th day to occur after the date of your acceptance of this Backstop Facility Commitment Letter, if the Closing Date shall not have occurred by such time.

12. Survival. The sections of this Backstop Facility Commitment Letter and the Backstop Facility Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Backstop Facility Commitment Letter, the Commitment or the undertakings of Wells Fargo Securities set forth herein (regardless of whether definitive Loan Documents are executed and delivered), and the sections relating to Syndication and Information shall survive until the completion of the syndication of the Backstop Facility; provided that your obligations under this Backstop Facility Commitment Letter (other than your obligations with respect to the sections of this Backstop Facility Commitment Letter relating to Syndication, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the provisions of the Loan Documents upon the initial funding thereunder.

13. GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. THIS BACKSTOP FACILITY COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED HERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED PURCHASE AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND (Y) WHETHER A TARGET PROPERTY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS BACKSTOP FACILITY COMMITMENT LETTER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING IN RESPECT OF THIS BACKSTOP FACILITY COMMITMENT LETTER OR ANY OF THE MATTERS CONTEMPLATED HEREBY, THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, AND IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HERETO HEREBY AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO YOU OR EACH OF THE COMMITMENT PARTIES WILL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING RELATING TO ANY SUCH DISPUTE. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN ANY OTHER COURTS WITH JURISDICTION OVER YOU OR EACH OF THE COMMITMENT PARTIES.

14. Miscellaneous. This Backstop Facility Commitment Letter and the Backstop Facility Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth herein and therein and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any verbal or written statements inconsistent with this Backstop Facility Commitment Letter or the Backstop Facility Fee Letter. This Backstop Facility Commitment Letter and the Backstop Facility Fee Letter shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void. This Backstop Facility Commitment Letter and the Backstop Facility Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Backstop Facility Commitment Letter and the Backstop Facility Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Backstop Facility Commitment Letter and the Backstop Facility Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Backstop Facility Commitment Letter and the Backstop Facility Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Backstop Facility Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Backstop Facility Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ J. DEREK EVANS
	Name:	J. Derek Evans
	Title:	Senior Vice President

WELLS FARGO SECURITIES, LLC

By:	/s/ AMIT V. KHIMJI
	Name:	Amit V. Khimji
	Title:	Managing Director

Signature page to Project Redwood Backstop Commitment Letter

Agreed to and accepted as of the date first above written:

HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation

By:	/s/ MARK T. LAMMAS
Name:	Mark T. Lammas
Title:	Chief Financial Officer and Treasurer

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

	By:	Hudson Pacific Properties, Inc.
a Maryland corporation,
its general partner

		By:	/s/ MARK T. LAMMAS
		Name:	Mark T. Lammas
		Title:	Chief Financial Officer and Treasurer

Signature page to Project Redwood Backstop Commitment Letter

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Project Redwood

a $450.0 Million Senior Unsecured Backstop Facility

BORROWER:	Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”).

GUARANTORS:	Hudson Pacific Properties, Inc., a Maryland corporation (“Hudson REIT”), and any subsidiary of Hudson REIT that is required to provide a guaranty from time to time under the Existing Credit Agreement (defined below) (each a “Guarantor” and collectively, the “Guarantors”; together with the Borrower, collectively, the “Loan Parties”); provided, however, that such subsidiaries will not be required to guaranty payment under the Backstop Facility (defined below) for so long as (a) Borrower obtains and thereafter maintains a rating of BBB- or higher from S&P, or Baa3 or higher from Moody’s (either of the foregoing, an “Investment Grade Rating”), and (b) any such subsidiary has not provided a guaranty to any other creditor.

RECOURSE:	The Backstop Facility shall be full recourse to the Borrower and the Guarantors.

SOLE LEAD ARRANGER AND SOLE BOOK RUNNER:	Wells Fargo Securities, LLC (“Wells Fargo Securities”; and in such capacity, the “Lead Arranger”).

ADMINISTRATIVE AGENT:	Wells Fargo Bank, National Association (“Wells Fargo Bank”; and in such capacity, the “Administrative Agent”).

LENDERS:	A syndicate of lenders (including Wells Fargo Bank) acceptable to Lead Arranger and Administrative Agent and determined in consultation with the Borrower (the “Lenders”).

FACILITY:	An up to $450.0 million unsecured backstop credit facility (the “Backstop Facility”), consisting of an up to $300.0 million revolving facility and an up to $150.0 million term loan facility. The Backstop Facility will be available on and after the date on which the Backstop Facility is closed (such date, the “Closing Date”). The Backstop Facility will include (i) a swing line

Annex A – Backstop Facility Term Sheet

facility of up to $45,000,000, to be provided solely by Wells Fargo, and (ii) a letter of credit facility of up to $25,000,000. Subject to the terms of the Backstop Facility documents, the Borrower may borrow, repay and reborrow amounts under the revolving portion of the Backstop Facility. Unused commitments under the credit facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs).

SWINGLINE:	Swing loans will be available from Wells Fargo on the same basis as the Existing Credit Agreement.

MATURITY DATE:	364 days from the Closing Date.

LETTERS OF CREDIT:	Letters of Credit will be available on the same basis as the Existing Credit Agreement. Any existing Letters of Credit issued under the Existing Credit Agreement will be deemed to be issued under the Backstop Facility as of the Closing Date.

PURPOSE:	The proceeds of the Backstop Facility will be applied, first, to repay all outstanding amounts under the Amended and Restated Credit Agreement, dated as of September 23, 2014, by and among the Borrower, the lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and an Issuing Bank, and the other agents parties thereto (as amended or otherwise modified from time to time, the “Existing Credit Agreement”), and thereafter are to be used for pre-development costs, development costs, acquisitions, working capital, equity investments, capital expenditures, repayment of indebtedness, amortization payments on debt, and other general corporate purposes.

INTEREST RATE:	Same as documented in the Existing Credit Agreement.

FACILITY FEES:	The Borrower shall pay the Lenders under the revolving portion of the Backstop Facility an annual fee equal to the daily aggregate amount of the revolving portion of the Backstop Facility (whether or not utilized) times a rate per annum equal to the applicable facility fee set forth in the Existing Credit Agreement.

DURATION FEE:	If the commitments under the Backstop Facility, or any portion thereof, remain in place on any of the dates specified below (the “Payment Dates”), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, a duration fee on each such Payment Date (each, a “Duration Fee”) in an amount equal to (i) the applicable percentage corresponding to such Payment Date multiplied by (ii) the aggregate commitment amount of the

Backstop Facility on such Payment Date. Each such Duration Fee shall be fully earned and will be due and payable on the Payment Date applicable thereto.

Payment Date	Applicable Percentage
90 days following Backstop Facility closing date	0.35%
180 days following Backstop Facility closing date	0.50%
270 days following Backstop Facility closing date	0.50%

DOCUMENTATION:	The documentation for the Backstop Facility will include, among other items a credit agreement (the “Credit Agreement”) and guarantees (collectively, together with such other agreements and instruments required in connection therewith, the “Loan Documents”), all of which shall be in substantially the same form as the Existing Credit Agreement and the other loan documents executed in connection therewith, but modified to reflect the terms and conditions set forth in the Term Sheet and the nature of the Backstop Facility as a 364-day facility and as otherwise mutually agreed. The provisions of this paragraph are referred to as the “Documentation Principles.”

REPRESENTATIONS, WARRANTIES, COVENANTS, EVENTS OF DEFAULT:

Same as documented in the Existing Credit Agreement, including, without limitation, definitions and financial covenants, except as modified below and as otherwise modified as appropriate and reasonably necessary to reflect the terms and conditions set forth herein and to take into account the Transactions.

1. Ratio of Secured Recourse Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Secured Recourse Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates), to (ii) Total Asset Value to exceed 0.10 to 1.00 at any time. “Secured Recourse Indebtedness” means Secured Indebtedness that is also Recourse Indebtedness (each such term as defined in the Existing Credit Agreement).

2. Eligible Properties. The Target Properties listed on Exhibit A attached hereto shall be deemed “Eligible Properties” notwithstanding the requirements of the definition thereof in the Existing Credit Agreement.

3. Negative Pledge. The negative pledge shall expressly exclude existing unencumbered pool properties under the documentation for the Bridge Facility.

4. Restrictions on Intercompany Transfers. The restrictions on distributions and other inter-company transfers shall be revised to expressly permit such restrictions under the documentation for the Bridge Facility.

5. Unencumbered Asset Value. The 20% limitation on the maximum amount of the Unencumbered Asset Value attributable to Ground Leases shall not apply to the Target Properties that are Ground Leases.

6. Occupancy Rate. Section 4.1(d) of the Existing Credit Agreement shall not apply to the Target Properties; provided, however, that no Unimproved Land shall be included in the Unencumbered Pool.

CONDITIONS PRECEDENT:

The conditions precedent to the availability to the Backstop Facility on the Closing Date shall only be those set forth in the Conditions Annex attached to the Bridge Facility Commitment Letter, subject in all respects to the Limited Conditionality Provision.

After the Closing Date, loans and letters of credit under the Backstop Facility shall be subject to the same conditions precedent as are set forth in Section 6.2 of the Existing Credit Agreement.

INDEMNIFICATION:	Subject to the limitations in Section 6 of the Backstop Facility Commitment Letter, the Borrower shall indemnify the Administrative Agent, Lenders, and their respective affiliates, partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives (each, an “Indemnitee”) for, from and against all losses, costs, claims, damages, penalties, judgments, liabilities, deficiencies and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not such Indemnitee is a party thereto), which any of them may pay or incur arising out of or relating to the Credit Agreement, the other Loan Documents, the transactions contemplated thereby (including the Transactions) or the direct or indirect application or proposed application of the proceeds of any advance thereunder, except that the foregoing indemnity shall not apply to an Indemnitee to the extent that any losses, claims, etc. are the result of such Indemnitee’s gross negligence, bad faith or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.

EXPENSES:	Borrower shall pay on demand all costs, expenses and fees in connection with the Backstop Facility, and the other transactions contemplated hereunder, including, without limitation, all reasonable fees and expenses for Administrative Agent’s consultants and counsel, whether or not the Loan Documents are executed or the Backstop Facility is funded (subject to any limitations set forth in the Fee Letter).

GOVERNING LAW AND EXCLUSIVE JURISDICTION:	The Loan Documents shall be governed by the laws of the State of New York and the parties thereto will submit to the exclusive jurisdiction of the state or federal courts therein.

EXHIBIT A

TARGET PROPERTIES

1.	1740 Technology Drive San Jose, CA
2.	2180 Sand Hill Rd. Menlo Park, CA
3.	333 Twin Dolphin Plaza 333 Twin Dolphin Drive Redwood City, CA
4.	555 Twin Dolphin Plaza 555 Twin Dolphin Drive Redwood City, CA
5.	Bay Park Plaza 555 & 557 Airport Blvd. Burlingame, CA
6.	Bayhill Office Center (4-7) 4 – 1111 Bayhill Dr. 5 – 950 Elm Ave. 6 – 1100 Grundy Lane 7 – 999 & 1001 Bayhill Dr. San Bruno, CA
7.	Campus Center at McCarthy Ranch – vacant land (Parcel 4) Milpitas, CA
8.	Campus Center at McCarthy Ranch 115, 135 & 155 N. McCarthy Blvd. Milpitas, CA
9.	Embarcadero Place 2100, 2200, 2300 & 2400 Geng Road Palo Alto, CA
10.

Gateway Office I, II & III

Gateway I – 2001 Gateway Place

Gateway IIA – 2055 Gateway Place

Gateway IIB – 2077 Gateway Place

Gateway IIC – 2099 Gateway Place

Gateway III – 2033 Gateway Place

Garage – 2005 Gateway Place

Garage – 2045 Gateway Place

San Jose, CA

11.	Metro Center 919 E. Hillsdale Blvd. Lot 9 (vacant parcel) Foster City, CA
12.	Metro Plaza 25, 101 & 181 Metro Drive San Jose, CA
13.	One Bay Plaza 1350 Bayshore Highway Burlingame, CA
14.	Patrick Henry Drive 3055 Patrick Henry Dr. Santa Clara, CA

15.

Peninsula Office Park 1, 3, 4, 5, 6, 8 & 9

Building 1: 2988 Campus Drive

Building 3: 2800 Campus Drive

Building 4: 2655 Campus Drive

Building 5: 2755 Campus Drive

Building 6: 2600 Campus Drive

Building 8: 2929 Campus Drive

Building 9: 2955 Campus Drive

San Mateo, CA

16.	Shorebreeze I & II Shorebreeze I: 275 Shoreline Dr. Shorebreeze II: 255 Shoreline Dr. Redwood City, CA
17.	Skyport land Parcel 4 – 1601 Technology Dr. San Jose, CA
18.	Skyport Plaza I 1700 Technology Dr. (tower 1) 1650 Technology Dr. (tower 2) 50 & 90 Skyport Dr. (retail) 1602 Technology Dr. (garage) 1652 Technology Dr. (garage) San Jose, CA
19.	Skyway Landing I & II I: 959 Skyway Rd. II: 999 Skyway Rd. Hangar: 955 Skyway Rd. San Carlos, CA
20.

The Concourse I, II, III, IV, V & VI

The Concourse Garage I & II

The Concourse – retail

224 & 226 Airport Parkway

1731, 1735, 1741 & 1745 Technology Drive

1757-1759 Technology Drive (retail)

San Jose, CA

21.	Towers at Shores Center 201 & 203 Redwood Shores Parkway 205 Redwood Shores Parkway (garage) Redwood City, CA
22.	3400 Hillview (f/k/a Xerox Campus) Palo Alto, CA
23.	Clocktower Square 600, 620, 630 & 660 Hansen Way Palo Alto, CA
24.	Foothill Research Center 4001, 4005, 4009 & 4015 Miranda Palo Alto, CA
25.	Lockheed 3176 Porter Palo Alto, CA

26.	Metro Center 950 Tower Lane (Metro Center Tower) 939 & 977 E. Hillsdale Blvd. (Metro Center Retail) 989 E. Hillsdale Blvd. Foster City, CA
27.	Page Mill Center 1500, 1510, 1520 & 1530 Page Mill Road Palo Alto, CA
28.	Palo Alto Square 3000 El Camino Real (6 bldgs. at this address – Palo Alto Square One-Six) Palo Alto, CA
29.	Techmart Commerce Center 5201 Great America Parkway Santa Clara, CA

ANNEX B

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Backstop Facility Commitment Letter to which this Annex is attached or in Annex A to the Backstop Facility Commitment Letter

Closing and the making of the extensions of credit under the Backstop Facility will be subject solely to the satisfaction of the following conditions precedent:

1. Subject to the Documentation Principles, the Loan Documents, which shall be consistent, in each case, with the terms and conditions set forth in the Commitment Documents and otherwise reasonably satisfactory to the Administrative Agent, the Lead Arranger and the Borrower, will have been fully-executed and delivered to the Lead Arranger.

2. The Administrative Agent shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent), evidence of authorization, organizational documents, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Loan Party), officer’s certificate and a solvency certificate from the chief financial officer of the Borrower (in the form of Annex C attached hereto).

3. All required equity holder and board of directors (or comparable entity management body) authorizations shall have been obtained and shall be in full force and effect.

4. Since the date of the Purchase Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Target Property Material Adverse Effect (as hereinafter defined) that would result in a failure of a condition precedent to your obligation to consummate the Acquisition under the Purchase Agreement. As used herein, “Target Property Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Portfolio, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Target Property Material Adverse Effect or shall be taken into account when determining whether a Target Property Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any Target Property becoming an Eliminated Target Property (as defined in the Purchase Agreement) pursuant to the terms of the Purchase Agreement; (ii) any changes in general United States or global political, regulatory or economic conditions, or the capital, financial or securities markets, including changes in interest rates, to the extent that such Effects do not disproportionately have a greater adverse impact on the Sellers, taken as a whole, relative to other similarly situated participants in the industries in which the Sellers operate generally, (iii) any changes generally affecting the industries or markets in which the Sellers operate to the extent that such changes do not disproportionately have a greater adverse impact on the Sellers, taken as a whole, relative to other similarly situated participants in the industries in which the Sellers operate generally, (iv) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the Sellers, taken as a whole, relative to other similarly situated participants in the industries in which the Sellers operate generally, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity (as defined below) having the effect of law (each a “Law”) of or by any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational (each, a “Governmental Entity”) after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Sellers, taken as a whole, relative to other similarly situated participants in the industries in which the Sellers operate generally, (vi) any actions taken, or the failure to take any action, if such action or failure to take action is at the written request or with the prior written consent of the Borrower, (vii) any Effect attributable to the negotiation, execution, announcement or other public disclosure or performance of the Purchase Agreement and the Transactions (as defined in the Purchase Agreement) or the impact of such negotiation, execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other persons with business relationships with Sellers, or any action by a Governmental Entity or any litigation, claim, action, suit, arbitration, alternative dispute resolution action, order, decree, writ, injunction, government investigation, proceeding or any other judicial or administrative proceeding, in Law or equity or dispute brought or threatened out of or relating from such negotiation, execution, announcement, disclosure or performance (provided that this clause (vii) shall not apply with respect to Section 4.3 of the Purchase Agreement), (viii) any failure by the Sellers to meet any internal projections, estimates or expectations of the Portfolio’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Sellers to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Target Property Material Adverse Effect” may be taken into account, unless such fact or occurrence is otherwise excluded from this definition), (ix) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism, civil disobedience or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Purchase Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Sellers, taken as a whole, relative to other similarly situated participants in the industries in which the Sellers operate generally, and (x) any disclosure by the Parent or its subsidiaries regarding its plans with regard to the conduct of the Portfolio following the Closing Date.

5. The Purchase Agreement and the disclosure schedules and exhibits thereto shall be reasonably satisfactory to the Lead Arranger (the Lead Arranger acknowledges and agrees that the copy of the Asset Purchase Agreement among the sellers named therein (the “Sellers”), the Parent, and the Borrower delivered to the Lead Arranger on December 6, 2014, at 4:45 pm Pacific Time (including the versions of the exhibits and schedules thereto most recently delivered prior thereto) (collectively, the “Purchase Agreement”) has been reviewed by and is satisfactory to the Lead Arranger). The Acquisition shall have been or shall be, substantially simultaneously with the initial borrowing, consummated in accordance with the terms of the Purchase Agreement without giving effect to any amendments, modifications, supplements, waivers or consents by the Borrower or any of its affiliates thereto that are materially adverse to the interests of the Commitment Parties and not approved by the Lead Arranger (which approval shall not be unreasonably withheld, conditioned or delayed); provided that each of the following shall not be deemed to be materially adverse to the interests of the Commitment Parties: (A) any increase in the aggregate consideration funded with equity shall not be deemed to be materially adverse to the interests of the Commitment Parties (so long as after giving effect to such increase the Sellers and their affiliates do not own, directly or directly, 50% or more of the aggregate equity interests of the Parent and its subsidiaries); (B) subject to your obligations set forth under the section in the Bridge Facility Term Sheet titled “Commitment Reductions”, any increase in the aggregate consideration funded with cash (including pursuant to Section 1.3 of the Purchase Agreement) shall not be deemed to be materially adverse to the interests of the Commitment Parties; (C) any change in the aggregate consideration pursuant to the terms of the Purchase Agreement, including as a result of (i) a Ground Lease Trigger Event and (ii) any proration pursuant to Section 1.7 of the Purchase Agreement, in each case, shall not be deemed to be materially adverse to the interests of the Commitment Parties; and (D) any reduction in the aggregate consideration of not more than ten percent (10%) (excluding any reduction contemplated by the foregoing clause (C)); provided, that in the case of this clause (D), to the extent that any such reduction reduces the cash portion of the aggregate consideration, then the aggregate amount of the commitment under the Bridge Facility shall be automatically reduced by a proportionate amount. Except as set forth in the proviso to the second sentence of this item 5, it is understood and agreed that any change in the amount or form of the purchase price (other than pursuant to the terms of the Purchase Agreement) shall be deemed to be materially adverse to the interests of the Commitment Parties unless approved by the Lead Arranger in writing.

6. Concurrently with the funding of the Backstop Facility, the Bridge Facility shall have become fully effective on the terms and conditions set forth in the Bridge Facility Commitment Letter.

7. The Lead Arranger shall have received:

(a) with respect to the Parent, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter (other than the fourth fiscal quarter) ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date; and

(b) projections prepared by management of balance sheets, income statements and cashflow statements of the Parent and its subsidiaries, on a consolidated basis, for the first four fiscal quarters after the Closing Date.

8. To the extent reasonably requested at least seven (7) business days prior to the Closing Date, the Lead Arranger shall have received, at least two (2) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

9. All fees and expenses due to the Commitment Parties, the Administrative Agent, to the extent invoiced at least three (3) business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), required to be paid on the Closing Date (including the fees and expenses of counsel for the Lead Arranger and the Administrative Agent) will have been paid or will be paid at the time of the initial funding of the Backstop Facility (which amounts may be offset against the proceeds of the Backstop Facility).

10. Subject to the Limited Conditionality Provision, the Specified Representations and the Specified Purchase Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

ANNEX C

FORM OF SOLVENCY CERTIFICATE

[ — ], 20

This Solvency Certificate is being executed and delivered pursuant to Section [ — ] of that certain [ — ] (the “Loan Agreement”); the terms defined therein being used herein as therein defined.

I, [ — ], the [chief financial officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Loan Agreement.

I further certify, in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the [Transactions] and the incurrence of the indebtedness and obligations being incurred in connection with the Loan Agreement and the [Transactions], that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate in my capacity as [chief financial officer/equivalent officer] of the Borrower on the date first written above.

By:
Name:
Title: